Exhibit 99.1

56 Prospect St., Hartford, Connecticut 06103-2818 800 Boylston St., Boston, Massachusetts 02199

Eversource Energy Reports Second Quarter Results

(HARTFORD, Conn. and BOSTON, Mass. — July 31, 2019) Eversource Energy (NYSE: ES) today reported earnings of $31.5 million, or $0.10 per share, in the second quarter of 2019, compared with earnings of $242.8 million, or $0.76 per share, in the second quarter of 2018.  In the first half of 2019, Eversource Energy earned $340.1 million, or $1.07 per share, compared with earnings of $512.3 million, or $1.61 per share, in the first half of 2018.  Results for the second quarter and first half of 2019 include an after-tax impairment charge of $204.4 million, or $0.64 per share, related to Eversource Energy’s investment in the Northern Pass Transmission (NPT) project.  Excluding that impairment, Eversource Energy earned $235.9 million(1), or $0.74 per share, in the second quarter of 2019 and $544.5 million(1), or $1.71 per share, in the first half of 2019.

Eversource Energy also today reaffirmed its 2019 earnings per share (EPS) projection of $3.40(1) to $3.50(1) per share, excluding the NPT impairment charge noted above, and its long-term EPS growth rate of 5 to 7 percent.

“The Northern Pass impairment was a difficult step for us to take given the economic and environmental benefits the project could have brought to New England, but it does not take away from the fact that 2019 has been very positive for Eversource,” said Jim Judge, Eversource Energy chairman, president and chief executive officer.  “Our operational, safety, customer service and ongoing financial results are all ahead of plan, and we have had extremely strong investor interest in both our equity and long-term debt issuances, providing benefits to both our customers and shareholders.”

Electric Transmission

Excluding the NPT impairment, Eversource Energy’s transmission segment earned $117 million(1) in the second quarter of 2019 and $235.3 million(1) in the first half of 2019, compared with earnings of $112.7 million in the second quarter of 2018 and $220.1 million in the first half of 2018.  The impairment charge resulted from a New Hampshire Supreme Court decision on July 19, 2019, upholding a 2018 decision by the New Hampshire Site Evaluation Committee rejecting a key permit for NPT.  Aside from the NPT impairment charge, transmission segment results improved due to a higher level of investment in Eversource’s electric transmission system.

Electric Distribution

Eversource Energy’s electric distribution segment earned $105.4 million in the second quarter of 2019 and $225.4 million in the first half of 2019, compared with earnings of $101.3 million in the second quarter of 2018 and $205.5 million in the first half of 2018.  Improved second quarter and year-to-date results were due primarily to higher distribution revenues, partially offset by higher operations and maintenance (O&M) and depreciation expense, as well as the absence of New Hampshire generation earnings in 2019.

Natural Gas Distribution

Eversource Energy’s natural gas distribution segment lost $1.8 million in the second quarter of 2019 and earned $74.7 million in the first half of 2019, compared with earnings of $5 million in the second quarter of 2018 and $62.8 million in the first half of 2018.  Lower second quarter results were due to higher O&M and the timing of distribution revenues which, as disclosed previously, will be lower than in past years in non-heating months.   Improved year-to-date results were primarily due to the new decoupled rate structure at Yankee Gas and higher earnings from capital tracking mechanisms on higher levels of investment.

Water Distribution

Eversource’s Aquarion Water Company subsidiary earned $8 million in the second quarter of 2019 and $8.8 million in the first half of 2019, compared with earnings of $7.2 million in the second quarter of 2018 and $8.7 million in the first half of 2018.  Improved results were primarily due to continued investment in the Aquarion systems and the outcome of last year’s rate review in Massachusetts.

Eversource Parent and Other Companies

Eversource Energy parent and other companies earned $7.3 million in the second quarter of 2019 and $0.3 million in the first half of 2019, compared with earnings of $16.6 million in the second quarter of 2018 and $15.2 million in the first half of 2018.  Lower 2019 results were due in part to higher interest expense.

The following table reconciles 2019 and 2018 second quarter and first half earnings per share:

		Second Quarter	First Six Months
2018	Reported EPS	$0.76	$1.61
	Higher electric distribution revenues in 2019	0.05	0.09
	Higher level of electric and natural gas distribution investment mechanisms in 2019	0.03	0.05
	Higher electric transmission earnings in 2019, excluding NPT impairment	0.02	0.05
	Lower/higher natural gas revenues in 2019	(0.01)	0.04
	Higher depreciation and property tax expense in 2019	(0.04)	(0.07)
	Higher non-tracked O&M in 2019	(0.03)	(0.01)
	Higher interest expense in 2019	(0.01)	(0.03)
	Absence of New Hampshire generation earnings	(0.01)	(0.02)
	Other, including higher share count	(0.02)	0.00
	NPT impairment charge	(0.64)	(0.64)
2019	Reported EPS	$0.10	$1.07

Financial results by segment for the second quarter and first six months of 2019 and 2018 are noted below:

Three months ended:

(in millions, except EPS)	June 30, 2019	June 30, 2018	Increase/ (Decrease)	2019 EPS(1)
Electric Transmission, ex. NPT charge(1)	$117.0	$112.7	$4.3	$0.37
Electric Distribution	105.4	101.3	4.1	0.33
Natural Gas Distribution	(1.8)	5.0	(6.8)	—
Water Distribution	8.0	7.2	0.8	0.02
Eversource Parent and Other Companies	7.3	16.6	(9.3)	0.02
NPT impairment charge	(204.4)	—	(204.4)	(0.64)
Reported Earnings	$31.5	$242.8	$(211.3)	$0.10

Six months ended:

(in millions, except EPS)	June 30, 2019	June 30, 2018	Increase/ (Decrease)	2019 EPS(1)
Electric Transmission, ex. NPT charge(1)	$235.3	$220.1	$15.2	$0.74
Electric Distribution	225.4	205.5	19.9	0.71
Natural Gas Distribution	74.7	62.8	11.9	0.23
Water Distribution	8.8	8.7	0.1	0.03
Eversource Parent and Other Companies	0.3	15.2	(14.9)	—
NPT impairment charge	(204.4)	—	(204.4)	(0.64)
Reported Earnings	$340.1	$512.3	$(172.2)	$1.07

Retail sales data:

Three months ended:	June 30, 2019	June 30, 2018	% Change
Electric Distribution (Gwh)
Traditional	1,757	1,803	(2.6)%
Decoupled	9,853	10,330	(4.6)%
Total Electric Distribution	11,610	12,133	(4.3)%

Natural Gas Distribution (mmcf)
All Decoupled	18,191	18,932	(3.9)%

Six months ended:	June 30, 2019	June 30, 2018	% Change
Electric Distribution (Gwh)
Traditional	3,724	3,775	(1.4)%
Decoupled	21,037	21,579	(2.5)%
Total Electric Distribution	24,761	25,354	(2.3)%

Natural Gas Distribution (mmcf)
All Decoupled	63,358	61,983	2.2%

Eversource Energy has approximately 324 million common shares outstanding and operates New England’s largest energy delivery system.  It serves nearly 4 million electric, natural gas and water customers in Connecticut, Massachusetts and New Hampshire.

CONTACT:

Jeffrey R. Kotkin

(860) 665-5154

Note:  Eversource Energy will webcast a conference call with senior management on August 1, 2019, beginning at 9 a.m. Eastern Time.  The webcast and associated slides can be accessed through Eversource Energy’s website at www.eversource.com.

(1)All per-share amounts in this news release are reported on a diluted basis.  The only common equity securities that are publicly traded are common shares of Eversource Energy.  The earnings and EPS of each business do not represent a direct legal interest in the assets and liabilities allocated to such business, but rather represent a direct interest in Eversource Energy’s assets and liabilities as a whole.  EPS by business is a non-GAAP (not determined using generally accepted accounting principles) measure that is calculated by dividing the net income or loss attributable to common shareholders of each business by the weighted average diluted Eversource Energy common shares outstanding for the period.  Earnings discussions also include a non-GAAP financial measure referencing 2019 earnings and EPS excluding the impairment charge for the NPT project.

Eversource Energy uses these non-GAAP financial measures to evaluate and provide details of earnings results by business and to more fully compare and explain 2019 results without including the impact of the NPT impairment charge.  Management believes the NPT impairment charge is not indicative of Eversource Energy’s ongoing performance.  Due to the nature and significance of the impairment charge on net income attributable to common shareholders, management believes that the non-GAAP presentation is a more meaningful representation of Eversource Energy’s financial performance and provides additional and useful information to readers in analyzing historical and future performance of the business.  Non-GAAP financial measures should not be considered as alternatives to Eversource Energy’s consolidated net income attributable to common shareholders or EPS determined in accordance with GAAP as indicators of Eversource Energy’s operating performance.

This news release includes statements concerning Eversource Energy’s expectations, beliefs, plans, objectives, goals, strategies, assumptions of future events, future financial performance or growth and other statements that are not historical facts.  These statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Generally, readers can identify these forward-looking statements through the use of words or phrases such as “estimate,” “expect,” “anticipate,” “intend,” “plan,” “project,” “believe,” “forecast,” “should,” “could” and other similar expressions.  Forward-looking statements involve risks and uncertainties that may cause actual results or outcomes to differ materially from those included in the forward-looking statements.  Factors that may cause actual results to differ materially from those included in the forward-looking statements include, but are not limited to: cyberattacks or breaches, including those resulting in the compromise of the confidentiality of our proprietary information and the personal information of our customers; acts of war or terrorism, physical attacks or grid disturbances that may damage and disrupt our transmission and distribution systems; ability or inability to commence and complete our major strategic development projects and opportunities; actions or inaction of local, state and federal regulatory, public policy and taxing bodies; substandard performance of third-party suppliers and service providers; fluctuations in weather patterns, including extreme weather due to climate change; changes in business conditions, which could include disruptive technology related to our current or future business model; increased conservation measures of customers and development of alternative energy sources; contamination of, or disruption in, our water supplies; changes in economic conditions, including impact on interest rates, tax policies, and customer demand and payment ability; changes in levels or timing of capital expenditures; disruptions in the capital markets or other events that make our access to necessary capital more difficult or costly; changes in laws, regulations or regulatory policy, including compliance with environmental laws and regulations; changes in accounting standards and financial reporting regulations; actions of rating agencies; and other presently unknown or unforeseen factors.

Other risk factors are detailed in Eversource Energy’s reports filed with the Securities and Exchange Commission (SEC) and updated as necessary, and are available on Eversource Energy’s website at www.eversource.com and on the SEC’s website at www.sec.gov.  All such factors are difficult to predict and contain uncertainties that may materially affect Eversource Energy’s actual results, many of which are beyond our control.  You should not place undue reliance on the forward-looking statements; each speaks only as of the date on which such statement is made, except as required by federal securities laws, and Eversource Energy undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events.

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